Moving iMage Technologies (MiT) Announces Stock Repurchase Program and 10b5-1 Stock Trading Plan

FOUNTAIN VALLEY, Calif. April 1, 2024 --(BUSINESS WIRE)-- Moving iMage Technologies (NYSE American: MITQ) (“MiT”), a leading technology and services company for cinema, Esports, stadiums, arenas and other out-of-home entertainment venues, today announced it has adopted a new share repurchase program to replace the Company’s previous $1.0 million share repurchase program that expired on March 23, 2024.

The new share repurchase program authorizes the repurchase of up to $363,000 worth of shares and will expire at the earlier of June 30, 2024, or when the maximum dollar amount of shares is repurchased. Through March 22, 2024, under the prior repurchase plan, the Company repurchased approximately 6.3% of the total shares outstanding for $637,000. All repurchases will be implemented in accordance with the applicable requirements of Rule 10b-18 under the U.S. Securities Exchange Act of 1934.

The Company also established a 10b5-1 stock trading plan that allows for repurchases of MITQ common stock during blackout periods based on MiT's insider trading policy that surrounds important corporate events, announcements and quarterly earnings releases, therefore expanding the number of days available to repurchase shares from approximately 90 days to 250 days on an annual basis. An independent U.S. broker-dealer is acting as the Company’s agent to purchase its shares on pre-arranged terms pursuant to the Rule 10b5-1 stock trading plan.

About Moving iMage Technologies

MOVING iMAGE TECHNOLOGIES (NYSE American: MITQ) is a leading provider of technology, products, and services to the Motion Picture Exhibition industry and is expanding into live entertainment venues and Esports. We sell proprietary products, which we design and manufacture in-house, and are developing, introducing, and supporting a wide range of disruptive technologies that will bring SaaS and subscription-based products.

Our Caddy brand of proprietary manufactured products is a leading provider of cup holders, trays, and other products to entertainment and sports venues. For more information, visit www.movingimagetech.com.

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Moving iMage Technologies Investor Relations and Media Contacts:

Brian Siegel, IRC®, M.B.A.

Vice President, Strategic Communications and Investor Relations

Moving iMage Technologies

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com